Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 30, 2008, by and among Micro Focus (US), Inc., a Delaware corporation (“Parent”), MF Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Newco”), and NetManage, Inc., a Delaware corporation (the “Company”). Certain other capitalized terms used in this Agreement are defined in Section 7.

WHEREAS, each of Parent and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of each of Parent, Newco and the Company has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent; and

WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

1.    THE MERGER.

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Newco shall consummate a merger (the “Merger”) in which Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, and Company shall be, and is herein sometimes referred to as, the “Surviving Corporation.”

1.2 Effective Time. On the Closing Date, a properly executed certificate of merger conforming to the requirements of Section 251 of the DGCL shall be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), and the parties hereto shall take such other reasonable and further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware or at such later time as specified in such Certificate of Merger (the “Effective Time”).

1.3 Effects of the Merger. Upon the Effective Time, the separate existence of Newco shall cease and Company, as the Surviving Corporation (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by its and Newco’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Newco in the manner more fully set forth in Section 259 of the DGCL, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Company as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Newco in the same manner as if Company had itself incurred them, all as more fully provided under the applicable provisions of the DGCL.

1.4 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis, 555 California Street, San Francisco, California 94104, on the date which is most promptly practicable following the date of the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the fifth (5th) business day following such date or (b) at such other place, time and date and in such other manner as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the “Closing Date”.

1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and Company prior to the Effective Time:

(a) the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law;

(b) the Bylaws of Newco as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law; and

(c) the directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

1.6 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of the Company’s Common Stock (collectively, the “Shares,” and each, a “Share”), each Share shall be treated as follows:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than those Shares which are Dissenting Shares and shares owned by Parent, Newco or any direct or indirect wholly-owned Subsidiary of Parent (collectively, “Parent Companies”) or by the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries), shall be cancelled and extinguished and converted into the right to receive from Parent, pursuant to Section 1.8, an amount equal to the Per Share Merger Consideration, payable to the holder thereof without interest thereon, upon the surrender of the certificate formerly representing such Share.

(b) Each Share issued and outstanding and owned by the Parent Companies or the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries shall immediately prior to the Effective Time cease to be outstanding, be cancelled and retired, without payment of any consideration therefor, and shall cease to exist.

(c) Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7 Stock Options.

(a) Prior to the Effective Time, the Board of Directors shall adopt such resolutions and take such other actions as are required to approve and effect the matters contemplated by this Section 1.7. The Company shall use its best efforts to obtain any necessary consents of the holders of Options (as defined below) to effect this Section 1.7.

(b) The Company shall take all necessary steps to ensure that each option to acquire shares of capital stock of the Company (“Option”) that has been granted under the Company’s 1992 Stock Option Plan, 1993 Non-Employee Directors Stock Option Plan and the 1999 Non-Statutory Stock Option Plan (each, as amended and in effect on the date hereof, the “Option Plans”), or otherwise, and is outstanding as of immediately prior to the Effective Time, will (i) become fully exercisable or “vested” for a period of at least 10 days prior to the Effective Time, contingent upon the occurrence of the Effective Time, with respect to the 1999 Non-Statutory Stock Option Plan and (ii) with respect to the other Option Plans or other Option-related agreements, at the Effective Time to the extent unexercised, automatically shall be cancelled and converted into the right to receive, upon compliance with the provisions noted below, a lump sum cash payment in an amount equal to the product of the following:

(i) the excess, if any, of the Per Share Merger Consideration payable per Share over the per share exercise price of each Share subject to such Option, multiplied by

(ii) the number of shares of Capital Stock covered by such Option, and in each case less applicable Taxes to be withheld (any payment made pursuant to this Section 1.7 to the holder of any Option shall be reduced by any income or employment Tax withholding required under (x) the Code, (y) any applicable state, local or foreign Tax laws and (z) any other applicable Laws, and, to the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Option for all purposes under this Agreement).

(c) If, in accordance with Section 1.7(b)(i), the Per Share Merger Consideration payable per Share is less than the per share exercise price of any Option, then any such Option shall automatically be cancelled without any consideration as of the Effective Time.

(d) As of the Effective Time, each of the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of securities or rights to acquire securities of the Company shall be terminated and cancelled (without any liability on the part of Parent or the Surviving Corporation other than as expressly set forth in this Section 1.7).

(e) No party to this Agreement shall be liable to any holder of any Option for any cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(f) The Company and the Board of Directors shall take any and all actions (including, but not limited to, giving requisite notices to, and using their best efforts to obtain all necessary consents from, holders of Options advising them of such cancellations and any rights pursuant to this Section 1.7) as are necessary to (i) fully advise holders of Options of their rights under the Option Plans or otherwise and the Options in connection with the Merger, and (ii) effectuate the provisions of this Section 1.7 under the terms of the Option Plans or other Option-related agreements. From and after the Effective Time, other than as expressly set forth in this Section 1.7, no holder of an Option shall have any rights in respect thereof other than to receive payment (if any) for the Options as set forth in this Section 1.7, and neither Parent nor the Surviving Corporation shall have any liability or obligation under any of the Option Plans or, other than the obligation to make any required payment set forth in this Section 1.7, with respect to the Options.

(g) Any payment to be made to a holder of any Option in accordance with this Section 1.7 shall be made by the Surviving Corporation and, as a prerequisite to receiving any consideration pursuant to this Section 1.7, each holder of an Option shall be required to execute a written acknowledgment to the effect that (i) the payment of such consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Option and (ii) subject to the payment of the such Consideration, if any, such Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit 1.7. Until the provisions of this Section 1.7 are satisfied by the holder of each Option, such Option shall represent for all purposes after the Effective Time only the right to receive the payments, if any, without interest, from the Surviving Corporation pursuant to this Section 1.7.

(h) The Company shall take all necessary action to provide that the Company’s 1993 Employee Stock Purchase Plan (the “ESPP”) and all options or other rights to purchase Shares granted under the ESPP shall be terminated effective as of the date of this Agreement and no participant in the ESPP shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation,

Parent or any Subsidiary of any of the foregoing. The Company shall refund the payroll deductions, if any, credited to each participant’s account under the ESPP, without interest, in accordance with the terms of the ESPP.

1.8 Payment for Securities in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

(a) Prior to the Effective Time, Parent shall designate a reputable bank or trust company or other entity reasonably acceptable to the Company to act as paying agent for the holders of Shares in connection with the Merger (the “Paying Agent”), and to receive the funds to which the holders of Shares will become entitled pursuant to Section 1.6(a). Promptly following the Effective Time, Parent or Newco shall deposit, or Parent or Newco shall otherwise take all steps necessary to cause to be deposited into the Payment Fund (as defined below), by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of Shares, cash in an aggregate amount equal to (i) the product of (A) the number of Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Per Share Merger Consideration in accordance with Section 1.6(a) and (B) the Per Share Merger Consideration less the Company Cash Deposit (as defined below), in each case required to be deposited into the Payment Fund pursuant to this Section 1.8(a) (such difference, the “Parent Total Merger Consideration”). Promptly following the Effective Time and substantially concurrently with the Parent or Newco’s deposit of the Parent Total Merger Consideration, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of Shares, such amount of cash as Parent shall reasonably request (the amount to be deposited by the Company is referred to herein as the “Company Cash Deposit” and together with the Parent Total Merger Consideration, the “Payment Fund”) with the Paying Agent for deposit into the Payment Fund. Without limiting the Company’s obligations set forth in the preceding sentence, the Company shall, as of the Effective Time, the Company shall retain sufficient freely available cash (after payment of the Company Cash Deposit) to pay the aggregate amount to be paid to the holders of Options pursuant to Section 1.7. The Paying Agent shall, pursuant to irrevocable instructions, make the payments contemplated by Sections 1.6(a) out of the Payment Fund in accordance with the provisions of Section 1.8(c).

(b) The Paying Agent shall invest the Payment Fund as directed by Parent or Newco in (i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (v) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed thirty (30) days and as designated by Parent, with any interest earned thereon being payable to Parent. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred and not offset by earnings or gains as a result of the aforementioned investments. All earnings and gains thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 1.6(a) and this Section 1.8, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares or Shares referred to in Section 1.6(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (other than holders owning Dissenting Shares), (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates, if any, for cancellation to the Paying Agent, together with such letter of transmittal duly executed and properly completed, and any other required documents, the holder of such Certificates shall be entitled to receive for each Share represented by such Certificates the Per Share Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled.

(d) If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.8, each Certificate (other than certificates representing Dissenting Shares or Shares referred to in Section 1.6(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Per Share Merger Consideration, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equityholder of, the Company or the Surviving Corporation.

(e) Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former shareholders after the Effective Time shall be delivered to Parent, and any former shareholders shall thereafter look only to Parent for payment of any amounts to which such holders are entitled pursuant to this Section 1.8, in each case, without any interest thereon and subject to any taxes required to be withheld.

(f) Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder for any Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(g) The Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the making of such payment under the Code, or any social security, FICA or Medicare tax Law or any other provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the former holder of Shares, in respect of which such deduction and withholding was made by the Paying Agent, and (ii) deposited on behalf of such former holder with the appropriate tax authorities.

1.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, any shares of Company capital stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.8, and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.8.

(b) Company shall give Parent (i) prompt notice of any written demand received by Company prior to the Effective Time to require Company to purchase shares of Company capital stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10 No Further Rights or Transfers. Except for the surrender of the Certificates representing the Shares in exchange for the right to receive the Per Share Merger Consideration with respect to each Share or the perfection of appraisal rights with respect to the Dissenting Shares, at and after the Effective Time, a holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Company.

1.11 Certain Company Actions. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Section 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the representations and warranties in this Section 2 to Parent and Newco, except as qualified or supplemented by the corresponding sections in the Company Disclosure Schedule delivered to Parent prior to the execution of this Agreement and attached hereto:

2.1 Corporate Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries of the Company has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. The Company has previously made available to Parent complete and correct copies of the Company Certificate of Incorporation (the “Company Certificate of Incorporation”) and bylaws as in effect on the date hereof (the “Company Bylaws”), and the certificate of incorporation and bylaws (or other comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”).

2.2 Capitalization; Subsidiaries. (a) The authorized capital stock of the Company consists of 37,000,000 shares, 36,000,000 shares of which are designated as Common Stock, 1,000,000 shares of which are designated as Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”, together with the Common Stock are collectively referred to herein as the “Capital Stock”). As of the date of this Agreement, 9,630,077 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding, and as of the Closing Date, no more than 11,237,028 shares of Common Stock plus any shares of Common Stock issuable pursuant to the Merit Options and no shares of Preferred Stock shall be issued and outstanding. Other than the foregoing, there are no other shares of a class or series of Capital Stock of the Company or any Subsidiary thereof authorized or outstanding. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, and are free of preemptive rights. All of the issued and outstanding shares of Capital Stock were issued in compliance with any preemptive rights and any other statutory or contractual rights of any shareholders of the Company and in compliance with all applicable securities Laws. As of the date hereof, 1,606,951 shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted pursuant to the Option Plans, and no shares of Common Stock are reserved for issuance upon the exercise of outstanding Options granted outside of the Option Plans and no shares of Common Stock are reserved for issuance upon the exercise of any warrants or similar rights. Section 2.2 of the Company Disclosure Schedule sets forth a correct, true and complete list of each Person who, as of the close of business on the date of this Agreement, held an Option under any of the Option Plans or otherwise, indicating with respect to each Option then outstanding, the number of Shares subject to such Option, the grant date and exercise price of such Option, and the vesting schedule and expiration of such Option. The only security issuable upon exercise of outstanding Options is Common Stock. There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or requiring it to give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holders of its shares of capital stock or any rights to participate in the equity or net income of the Company or any of its Subsidiaries. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound or, to the knowledge of the Company, between or among shareholders, in each case with respect to the transfer or voting of any capital stock of the Company or any of its Subsidiaries.

(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each of the Company’s Subsidiaries.

(c) All outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company free and clear of all Liens, other than Permitted Liens. Other than the Subsidiaries, there are no other corporations, joint ventures, associations or other entities in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any of its Subsidiaries is a member of (nor is any part of its business conducted through) any partnership nor is the Company or any of its Subsidiaries a participant in any joint venture or similar arrangement.

2.3 Authority Relative to This Agreement. Subject to the receipt of stockholder approval with respect to the transactions contemplated hereby, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and the adoption of this Agreement by holders of the Shares in accordance with the DGCL and the Company Certificate of Incorporation. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding agreement of Parent and Newco, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

2.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery by the Company of this Agreement and of each instrument required hereby to be executed and delivered by the Company at the Closing, nor the performance of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will:

(i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or Company By-Laws or the respective Subsidiary Organizational Documents of any of the Company’s Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (A) pursuant to the applicable requirements of the Exchange Act, (B) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (C) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) and foreign merger control laws, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its or their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained by the Company or the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iv) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 2.4 are duly and timely obtained or made and the approval of the Merger and the adoption of this Agreement by the Company’s shareholders have been obtained, violate any Law applicable to the Company or any of its Subsidiaries, or to any of their respective assets, the violation of which, individually or in the aggregate, would be expected to have a Company Material Adverse Effect.

(b) The only votes of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby are the affirmative vote of the holders of a majority of the outstanding voting power of the Common Stock (“Company Shareholder Approval”).

2.5 SEC Reports; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004, pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the “Company SEC Reports”), all of which, as of their respective dates (or if subsequently amended or superseded by a Company SEC Report, then as of the date of such subsequent filing), complied in all material respects with all applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with the books and records of the Company and with United States generally accepted accounting principles

(“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP.

2.6 Absence of Certain Changes or Events. As of the date of this Agreement, since December 31, 2007, the Company has not suffered any Company Material Adverse Effect, and to the knowledge of the Company, no fact, condition or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.7 Litigation. There are no Actions, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries and, to the knowledge of the Company, there is no basis for any such Action(s).

2.8 Absence of Undisclosed Liabilities. Except for obligations required to be incurred in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute or contingent, asserted or unasserted, due or to become due), other than liabilities and obligations (i) reflected on the balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, or (ii) incurred after such date in the ordinary course of business consistent with past practice and immaterial in amount.

2.9 Proxy Statement. The Proxy Statement and other materials distributed to the Company’s shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement and any other proxy materials will not, (a) at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, (b) at the time of the Shareholders Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information that is supplied in writing by Newco or Parent expressly for inclusion in the Proxy Statement.

2.10 Taxes.

(a) Tax Returns.

(i) The Company and each of its Subsidiaries have duly, timely and properly filed all material federal, state, local and foreign tax returns (including, but not limited to, income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed with the appropriate taxing authority. All such tax returns accurately reflect in all material respects all liabilities for taxes for the periods covered thereby, and the Company and its Subsidiaries have paid or accrued on their respective balance sheets, or caused to be paid or accrued on their respective balance sheets, all material taxes for all periods or portions thereof ending on or prior to the date of such balance sheets (whether or not shown on any tax return), including interest and penalties and withholding amounts owed by the Company or any such Subsidiary, other than amounts being contested in good faith for which appropriate reserves have been included on the balance sheet of the appropriate Person. Without limiting the generality of the foregoing, the accruals and reserves for current taxes reflected in the financial statements included in the Company SEC Reports are adequate in all material respects to cover all taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP consistently applied.

(ii) Neither the Company nor any of its Subsidiaries has received written notice of any material claim made by a governmental authority in a jurisdiction where the Company or such Subsidiary, as the case may be, does not file tax returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iii) No unpaid tax deficiencies have been proposed or assessed in writing against the Company or any of its Subsidiaries and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed in writing against the Company or any of its Subsidiaries since January 1, 2002.

(iv) Neither the Company nor any of its Subsidiaries is liable for any taxes attributable to any other Person (other than any entity that is included in the Company’s consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K) under any Law, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise. Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K. No Person (other than any entity that is included in the Company’s consolidated financial statements most recently filed by the Company with the SEC contained in the 2006 Form 10-K) has any right of claim, reimbursement, allocation or sharing against any tax refunds received or due to be received by the Company.

(b) Audits. Neither the Company nor any of its Subsidiaries has consented to any extension of time with respect to a tax assessment or deficiency that, as of the date of this Agreement, remains in effect, or has waived any statute of limitations in respect of taxes. In addition, (i) none of the federal income tax returns of the Company or any of its Subsidiaries has been examined by the Internal Revenue Service during the last six (6) taxable years, (ii) no tax audit, examinations or other administrative or judicial proceedings are pending or being conducted, or, to the knowledge of the Company, threatened, with respect to any taxes due from or with respect to or attributable to the Company or any Subsidiary of the Company or any tax return filed by or with respect to the Company or any Subsidiary of the Company, and (iii) no written notification of an intent to audit, to examine or to initiate administrative or judicial proceedings has been received by the Company or by any of its Subsidiaries.

(c) Liens. There are no tax Liens upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current taxes not yet due and payable and Permitted Liens.

(d) Withholding Taxes. The Company and each of its Subsidiaries has properly withheld and timely paid in all material respects all taxes which it was required to withhold and pay in connection with or relating to salaries, compensation and other amounts paid or owing to its employees, consultants, creditors, shareholders, independent contractors or other third parties. All material Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

(e) Other Representations.

(i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, or to which the Company or any of its Subsidiaries is bound, including, but not limited to, the provisions of this Agreement, covering any Person that, individually or collectively, has resulted or would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local Law.

(ii) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by any closing agreement or offer in compromise with any taxing authority or (B) has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any similar provision of foreign, state or local Law as a result of the transactions, events or accounting methods employed as of or prior to the Closing.

(iii) None of the assets of the Company or any of its Subsidiaries is (A) “tax exempt use property” within the meaning of Section 168(h) of the Code, (B) subject to any lease made pursuant to

Section 168(f) (8) of the Internal Revenue Code of 1954 or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(iv) The Company and each of its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that, to the knowledge of the Company, (A) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (B), would give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(v) There are no powers of attorney or other authorizations in effect that grant to any Person the authority to represent the Company or any of its Subsidiaries in connection with any tax matter or proceeding.

2.11 Employee Benefit Plans; Labor Matters.

(a) Employee Benefit Plans.

(i) Section 2.11(a)(i) of the Company Disclosure Schedule sets forth a list of all Company Plans. The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and to the knowledge of the Company, there is no material default or violation by any party to, any Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that are reasonably likely to give rise to any such Action which would result in material liability.

(ii) All contributions required to be made to each Company Plan under the terms thereof, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or any other applicable Law are not delinquent in any material respect.

(iii) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Company Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

(iv) To the knowledge of the Company, there has been no violation of ERISA that would reasonably be expected to result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(v) No Action is pending or has been asserted or instituted against any Employee Benefit Plan or its assets or against the Company, or, to the knowledge of the Company, against any plan administrator or fiduciary of any Employee Benefit Plan, with respect to the operation of any such Employee Benefit Plan (other than routine, uncontested benefit claims). To the knowledge of the Company, the Company has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

(vi) Neither the Company nor any Subsidiary maintains, contributes to or is obligated to contribute to (or within the past three (3) years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(vii) There will be no material liability of the Company or any Subsidiary thereof (A) with respect to any Pension Plan that has previously been terminated or (B) under any insurance policy or similar arrangement procured in connection with such Pension Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring at or prior to the Effective Time.

(b) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. There is no labor union or organizing activity pending or, to the knowledge of the Company, threatened, with respect to the Company, any of its Subsidiaries or their respective businesses. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, no Key Employee or significant group of employees plans to terminate employment with the Company or any Subsidiary during the next twelve (12) months.

2.12 Environmental Laws and Regulations. To the Company’s knowledge, the Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with all applicable federal, state, local and foreign Laws and regulations relating to environmental pollution or protection of human health and the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (collectively, “Environmental Laws”). The Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with required standards of conduct with respect to Hazardous Materials. Neither the Company nor any of its Subsidiaries has received within the period of three (3) years prior to the Effective Time written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or noncompliance in any material respect with any Environmental Law or advising it that it is or may be responsible, or potentially responsible, for material response costs with respect to a release or threatened release of any Hazardous Materials. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor anyone acting on their behalf in the course of so acting, has used, generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time, except for Hazardous Materials that were and are used, generated, stored, released, manufactured, processed, treated, transported and disposed of in the ordinary course of business in material compliance with all applicable Environmental Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or is aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned or claimed by the Company or any Subsidiary of the Company as of the date of this Agreement along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof;

(ii) all trademark registrations and pending trademark registration applications; and

(iii) all copyright registrations and pending copyright registration applications.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii) and (iii), collectively.

(b) All of the Company’s Registered Intellectual Property is owned collectively by the Company or a Subsidiary of the Company.

(c) All of the Company’s Registered Intellectual Property (excluding applications) is subsisting, and, to the knowledge of the Company, valid and in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary documents and certificates in connection with such Company Registered Intellectual Property (excluding applications) have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of avoiding abandonment, prosecuting and maintaining of such Company Registered Intellectual Property (excluding applications).

(d) Except for actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office (“Office Actions”), the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, governmental authority or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any of the Company’s Registered Intellectual Property. Rejections of pending applications before a national patent, trademark or intellectual property office shall not constitute such written notice. Except for Office Actions, neither the Company nor any Subsidiary of the Company is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company’s Registered Intellectual Property.

(e) To the knowledge of the Company, the Company and each of the Company’s Subsidiaries owns, or has valid rights to use, all the Intellectual Property used in the business of the Company or such Subsidiary, as applicable, as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products.

(f) To the knowledge of the Company, the conduct of the business of the Company and each of the Company’s Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction where the Company currently conducts business.

(g) To the knowledge of the Company, no third party is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property owned by the Company or any of the Company’s Subsidiaries (collectively, and including the Company’s Registered Intellectual Property, the “Company Intellectual Property”), and no Intellectual Property or other proprietary right, misappropriation, infringement, trademark dilution or violation Actions have been brought against any third party by the Company or any Subsidiary of the Company.

(h) As of the date of this Agreement, the Company has not received written notice of any pending or threatened (and at no time within the two years prior to the date of this Agreement has there been, to the knowledge of the Company, pending any) Action alleging that the activities or the conduct of the Company’s business or any Company Subsidiary’s business dilutes (solely with respect to trademark rights), misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute (solely with respect to trademark rights), misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party (nor, to the knowledge of the Company does there exist any basis therefor). Except for Office Actions pertaining to Company’s Registered Intellectual Property, neither the Company nor any of the Company’s Subsidiaries is party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s or any such Subsidiary’s rights to use any Intellectual Property, (ii) restricts the Company’s or any such Subsidiary’s business in order to accommodate a third party’s Intellectual Property rights or (iii) requires any future payment by the Company or any such Subsidiary.

(i) Except as set forth in Section 2.13(i) of the Company Disclosure Schedule, each Person who is or has been employed by the Company at any time at or prior to the date hereof, or is or has provided consulting services to the Company at any time at or prior to the date hereof has executed a Employee/

Contractor NDA, each substantially in the forms attached to Section 2.13(i) of the Company Disclosure Schedule; such schedule also indicates, with respect to each current and former employee of the Company, which version attached in Section 2.13(i) of the Company Disclosure Schedule was executed. Except in the exercise of the Company’s business judgment, other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, to the knowledge of the Company, there has been no disclosure to any third party of material confidential or proprietary information or trade secrets of the Company or any Subsidiary of the Company related to any product currently being marketed, sold, licensed or developed by the Company or any Subsidiary of the Company (each such product, a “Proprietary Product”). The current and former employees of the Company and each Subsidiary set forth on Section 2.13(i) of the Company Disclosure Schedule who have made material contributions to the development of any Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed an invention assignment agreement or have performed such work on the software code in the course of and within the scope of their employment. All consultants and independent contractors currently or previously engaged by the Company or its Subsidiaries who made contributions to the development of any Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, or modified any software code contained in any Proprietary Product) have entered into a work-made-for-hire agreement or have otherwise assigned to the Company or a Subsidiary of the Company (or a third party that previously conducted any business currently conducted by the Company and that has subsequently assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or any such Subsidiary. Other than the employees, consultants and contractors referred to in this Section 2.13(i), no Person currently makes any contribution to the development of any components of any Proprietary Product owned by the Company.

(j) Except for standard licenses to end-user customers in the ordinary course of business, Section 2.13(j) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property, including any agreements with respect to the licensing and distribution thereof.

(k) Neither the Company nor any Subsidiary has granted nor is it obligated to grant access or a license to any of the source code relating to any Proprietary Product, where the Proprietary Product consists of a compiled binary distribution of such source code (including, without limitation, in any such case any conditional right to access or under which the Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code). Section 2.13(k) of the Company Disclosure Schedule includes, with respect to any grant or obligation to grant access or a license to source code listed therein, a detailed description of such grant or obligation, including the identification of source code to which it relates. The source code for all Proprietary Products that include software has been documented in a manner that is reasonably sufficient to independently enable a programmer of reasonable skill, competence and experience with the programming language in which the software is programmed to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the respective Proprietary Product.

(l) Section 2.13(l) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code (defined below) that is contained in any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the applicable license agreement for each such item of Open Source Code, and (iii) the Proprietary Product(s) to which each such item of Open Source Code relates. None of the Proprietary Products is subject to the provisions of any contract or agreement which conditions the distribution of such Proprietary Product on a requirement that the Proprietary Product or any portion thereof be licensed to the public generally for the purpose of making modifications or derivative works, or on a requirement that such Proprietary Product or any portion thereof be distributed without charge to the public generally. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or is otherwise distributed or made generally available in source code form under license terms that permit modification and redistribution of such software in source code form, including without limitation any software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community available to the public generally under a license approved, as of the date hereof, by the Open Source Initiative of San Francisco, California as an Open Source License.

(m) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has any obligation to pay any third party any future royalties or other fees for the continued use of Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company has licensed any of its Intellectual Property to any Person on an exclusive basis.

(n) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is in violation of any contract, agreement, license or other instrument relating to Intellectual Property to which it is a party or otherwise bound. The consummation by the Company of the transactions contemplated hereby will not result in any violation, loss or impairment of ownership by the Company or any Company Subsidiary of, or impair or restrict the right of any of them to use, any Intellectual Property that is material to the business of the Company or any Subsidiary of the Company as currently conducted, and will not require the consent of any governmental authority or third party with respect to any such Intellectual Property. Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement, license or other instrument under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment, alteration or termination of any such license or other right which exists on the date of this Agreement.

(o) Other than inbound licenses for generally available commercial binary code-only software product supplied under end user licenses, implied licenses attendant to the sale or purchase of non-software products, and outbound standard licenses to end-user customers in the ordinary course of business, the contracts, licenses and agreements listed in Section 2.13(o) of the Company Disclosure Schedule lists all material contracts, licenses and agreements currently in effect to which the Company or any of the Company’s Subsidiaries is a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company or its Subsidiaries. All such contracts, licenses and agreements are in full force and effect, and neither the Company nor any Subsidiary of the Company is in material breach of or has failed to perform under, any of such contracts, licenses or agreements to which it is party and, to the knowledge of the Company, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement, will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses, arrangements and agreements set forth in Section 2.13(o). Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or it Subsidiaries would otherwise be required to pay.

(p) All Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and (assuming the authorization by Surviving Corporation of the transfer thereof to Parent) Parent from and after the Effective Time without restriction and without payment of any kind to any third party other than requirements under applicable laws to file documents with and pay fees to patent, trademark, copyright and other governmental offices.

(q) To the knowledge of the Company, no government funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or such Subsidiary.

(r) To the knowledge of the Company, the Proprietary Products are free of all viruses, worms, and Trojan horses, excluding key registration and activation mechanisms and self-help mechanisms. Except for ordinary course software bugs and errors typical for software of the type distributed by the Company (or its Subsidiaries, as the case may be) (none of which are Severity 1 Errors), each product offered for sale by the Company (or its Subsidiaries, as the case may be) conforms in all material respects with any specification, technical documentation, representation or statement made in a contract by or on behalf of the Company (or its Subsidiaries, as the case may be) except with respect to warranty claims and claims made pursuant to maintenance agreements in the ordinary course of business, which shall not include substantial repeated failures of products to comply with specifications that have not been resolved, and the Company has not received written notice from any customer, reseller, OEM customer or governmental authority alleging any such material non-conformance. “Severity 1 Error” means a situation in which an error causes a software program to be inoperable or materially impacts the licensee’s productivity and/or service levels.

(s) The Company and its Subsidiaries have complied with all Laws regarding the protection of Customer Personal Data, including without limitation the requirements of EU Directive 95/46/EC and corresponding enabling legislation in member states. The Merger will not violate any Laws or agreements between the Company (or one its Subsidiaries, as the case may be) and its customers relating to Customer Personal Data. “Customer Personal Data” means data that relate to an individual who can be identified either from that data or from that data and other information that is in the possession of the Company or its Subsidiaries.

(t) The Company and its Subsidiaries have entered an agreement with an ICANN-sanctioned domain name registrar for the registration and DNS sponsoring and administration of the second level domain names set forth in Section 2.13(t) of the Company Disclosure Schedules (“Domain Names”). The domain name registration agreements provide for the registration of each Domain Name of the Company Disclosure Schedules until the date indicated in Section 2.13(t) of the Company Disclosure Schedules, and to the knowledge of the Company, no third-party other than ICANN has rights in the Domain Names superior to the Company or its Subsidiaries and no Person has made any claims against the Company’s Domain Names.

(u) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, slogans, logos, trade dress, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations or applications therefor (including without limitation any continuations, divisionals, continuations-in-part, provisionals, extensions, renewals, reissues, re-examinations and applications for any of the foregoing and foreign counterparts thereof); copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); mask works rights and trade secrets and other confidential business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, where confidential), and computer programs (whether in source code, object code or other form).

2.14 Compliance with Laws.

(a) Neither the Company nor any of its Subsidiaries has in any material respect violated or failed to comply with, or is in any material respect in default under, any Law, applicable to the Company or any of its Subsidiaries or any of their respective material assets and material properties and non-compliance with which has resulted or would be reasonably likely to result in a material adverse effect upon the Company, such Subsidiary or such asset or property, as the case may be.

(b) Neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority or other Person claiming any material violation of any Law with respect to the Company, any of its Subsidiaries or any of their respective businesses.

2.15 Takeover Statutes. The Board of Directors has taken all action necessary to render inapplicable to the Merger and to the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL restricting business combinations with “interested shareholders”. Except for the Preferred Stock Purchase Rights Agreement (“Rights Agreement”) under which shareholder are entitled to preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Rights Agreement, the Company does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover protections or defenses. Company has taken all action so that (i) Parent shall not be an “Acquiring Person” thereunder and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

2.16 Agreements, Contracts and Commitments.

(a) Section 2.16 of the Company Disclosure Schedule contains a list of the following written contracts, agreements, understandings or other instruments or obligations to which either the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or has committed to be bound (the “Contracts”) as of the date hereof:

(i) all leases for personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $50,000;

(ii) all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest customers relating to the provision of maintenance services and/or consulting services by the Company or its Subsidiaries, as the case may be, determined on the basis of consolidated revenue for the twelve months ended September 30, 2007;

(iii) all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest suppliers determined on the basis of the total dollar value of goods or services purchased by the Company and the Subsidiaries for the twelve months ended September 30, 2007;

(iv) all Contracts limiting the freedom of the Company or any of its Subsidiaries to fully exploit any of its Intellectual Property or to compete in any line of business or in any geographic area or with any Person;

(v) all Contracts to make any capital expenditures in excess of $50,000; and

(vi) all Contracts with any director, officer, employee or consultant of or to the Company or any of its Subsidiaries or any family member or other Person affiliated with any of the foregoing other than offer letters to employees executed by the Company and its employees in the ordinary course of business.

(b) All Contracts required to be listed in Section 2.16(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company or any of its Subsidiaries (such contracts being referred to herein as “Material Contracts”) are valid and binding agreements of the Company or a Subsidiary of the Company, as the case may be, and are in full force and effect. To the knowledge of the Company, none of the parties to the Material Contracts is in any material respect in breach thereof or default thereunder or, subject to receipt of the consents, waivers or amendments with respect to such Material Contracts as are described in Section 2.4(a)(iii) of the Company Disclosure Schedule, will be in any material respect in breach thereof or default thereunder as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. There are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

2.17 Permits. The Company and each of its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations, certificates and other approvals from all governmental authorities that are required from them to own, lease or operate their assets and to carry on their businesses as presently conducted in compliance with all applicable Law (the “Company Permits”). Neither the Company nor any of its Subsidiaries is in material violation of the terms of any such Company Permit. The Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit.

2.18 Brokers, Finders and Others. The Company has not employed, and to the knowledge of the Company, no other Person has made any arrangement by or on behalf of the Company with, any Person in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

2.19 Property.

(a) The Company and its Subsidiaries have good and valid title in all personal property owned by them that is material to the business of the Company and its Subsidiaries and/or is included as an owned asset of the Company or any of its Subsidiaries in any of the financial statements included in the Company SEC Reports. The Company and each of its Subsidiaries holds valid leasehold or license interests in all personal property leased by or licensed to it that is material to its respective business, in each case free and clear of all Liens, except for Permitted Liens.

(b) True and correct descriptions of all real property leased by the Company or any of its Subsidiaries are set forth in Section 2.19 of the Company Disclosure Schedule. The Company or a Subsidiary of the Company has a valid leasehold interest in all real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any Subsidiary of the Company owns any real property.

2.20 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in its businesses in which the Company and the Subsidiaries are engaged. True and correct copies of all such insurance contracts and policies have been provided to Parent, and none have been subsequently amended, terminated or not renewed. Neither the Company nor any Subsidiary has any reason to believe that it or the Surviving Corporation will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

2.21 Books and Records. The books and records of the Company and each of its Subsidiaries are true and complete in all material respects, and the matters contained therein are appropriately reflected in the financial statements to the extent required to be reflected therein. Without limiting the foregoing, the minute books of the Company and its Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and the Subsidiaries. Copies of all such books and records (including a copy of the stock register for each) of the Company and each Company Subsidiary have been provided by the Company to Parent.

2.22 Foreign Corrupt Practices. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf or any of its Subsidiaries to the knowledge of the Company) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.23 Affiliate Transactions; Sarbanes-Oxley Act.

(a) No executive officer, director or employee of the Company or any of its Subsidiaries or any Person owning 1% or more of the Capital Stock (an “Affiliated Party”) is a party to any Contract or has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction with the Company material to the Company since January 1, 2004. Each contract, commitment or other arrangement between an Affiliated Party and the Company or any of its Subsidiaries is on terms no less favorable to the Company and its Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was executed and is terminable by the Company or such Subsidiary at any time without cost, penalty charge, or any other premium. Since January 1, 2004, no event or transaction has occurred that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B that was not so reported.

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective, and intends to comply substantially with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions. Without limiting the generality of the foregoing, there are no outstanding loans to directors or officers of the Company or any of its Subsidiaries of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.

2.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Oppenheimer & Co., Inc. to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by the shareholders of the Company for each share of Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view (such opinion that the Per Share Merger Consideration is fair from a financial point of view, the “Fairness Opinion”). Oppenheimer & Co., Inc. has consented to being named in and to the inclusion of a copy of the Fairness Opinion in its entirety and a description of its analysis and other bases for the Fairness Opinion in customary form in the Proxy Statement.

2.25 Expenses and Change of Control Payments. Section 2.25 of the Company Disclosure Schedule sets forth a true and complete list of (a) any agreements or arrangements concerning any compensation or remuneration of any kind or nature which is or may become payable to any individual current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (the “Change of Control Agreements”) all of which Change of Control Agreements have been previously provided true and complete to Parent by the Company and (b) all Company Transaction Expenses, including the maximum amount of the obligation (including the maximum amount of any reimbursable expenses) and to whom the respective Company Transaction Expenses are payable. Except for the Company Transaction Expenses, which shall in no event exceed $900,000 in the aggregate (including the full amount of any reimbursable expenses), neither the Company nor any of its Subsidiaries is obligated (and the Surviving Corporation will not be obligated following the Effective Time) to pay any fees or reimburse any expense in connection with this Agreement and the transactions contemplated hereby.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO. Parent and Newco represent and warrant, jointly and severally, to the Company that:

3.1 Corporate Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect. Each of Parent and Newco has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

3.2 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each instrument required hereby to be executed and delivered by Parent or Newco at Closing, and the consummation by Parent and Newco of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Parent and Newco and by Parent as the sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3 Consents and Approvals; No Violation. Neither the execution and delivery by Parent or Newco of this Agreement or any instrument required hereby to be delivered by Parent and Newco at the Closing, nor the performance by Parent and Newco of their respective obligations hereunder or thereunder, nor the consummation by Parent and Newco of the transactions contemplated hereby, will:

(a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws, respectively, of Parent or Newco;

(b) require Parent or Newco to obtain or make any consent, approval, authorization, permit or filing with or notification to, any governmental authority, except (i) pursuant to the applicable requirements of the Securities Act or the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) as may be required by any applicable state securities or “blue sky” Laws, or (iv) as may be required under the HSR Act and foreign merger control laws, or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or adversely affect or materially delay the consummation of the transactions contemplated hereby;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

(d) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 3.3 are duly and timely obtained or made, violate in any material respect any applicable Law to Parent or any of its Subsidiaries or to any of their respective assets.

3.4 Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, (a) at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, (b) at the time of the Shareholders Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Newco with respect to (i) statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or (ii) statements regarding Parent or Newco that become incorrect after the filing or mailing of the Proxy Statement which the Company does not correct by amending or supplementing the Proxy Statement to the extent appropriate with a reasonable period of time after written notice of such change from Parent or Newco.

3.5 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

3.6 Brokers and Finders. Neither Parent nor Newco has employed, and to the knowledge of Parent, no other Person has made any arrangement by or on behalf of Parent or Newco with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.7 Adequate Funds. Parent has sufficient cash and cash equivalents available to it to make the deposit of the Parent Total Merger Consideration into the Payment Fund as required pursuant to Section 1.8 hereof.

4.    COVENANTS AND AGREEMENTS

4.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing, which consent, solely in the case of clause (l) below, shall not be unreasonably withheld or delayed, and except as is otherwise expressly required by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice in compliance in all material respects with all applicable Laws, pay its debts and taxes when due (subject to good faith disputes over such debts), pay or perform other material obligations when due, and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at or prior to the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly set forth in this Agreement, or as expressly set forth in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) except for shares to be issued or delivered upon exercise of the Options outstanding as of the date hereof in accordance with the Option Plans or other Option-related agreements outstanding as of the date hereof in accordance with their respective terms and except for up to 150,000 Options that may be granted by the Company after the date hereof pursuant to the Company’s merit options grants (the “Merit Options”) done in the ordinary course consistent with past practice, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock;

(c) split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to shareholders in their capacity as such, except for “upstream” dividends paid by a Subsidiary to the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e) adopt any amendment, modification or repeal, or propose to, or permit or consent to, any amendment, modification or repeal of the Company Certificate of Incorporation or Bylaws (or the equivalent Subsidiary Organizational Documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company’s Subsidiaries;

(f) make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise, of any Person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any Liens (other than Permitted Liens), except to the extent such disposition or Lien is made or incurred in the ordinary course of business consistent with past practice;

(g) incur any Indebtedness for borrowed money or guarantee any such Indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing), except, in each case, to the extent such Indebtedness is made or incurred in the ordinary course of business consistent with past practices;

(h) grant any increases (other than as required by Law) in the compensation, pension, retirement or other employment benefit of any character, or grant any new material benefit to any of its directors, officers or employees, except for increases in compensation for employees who are not officers in the ordinary course of business and in accordance with past practice;

(i) pay or agree to pay any pension, retirement allowance or other employee benefit with respect to its directors, employees, agents or consultants not required or contemplated by any of the existing Company Plans as in effect on the date hereof;

(j) enter into any new, or amend any existing, employment agreement with any director, officer, consultant, agent or employee; provided, that the Company shall be permitted to so enter or amend to the extent that (1) the cost to the Company with respect to any single individual does not exceed $4,000 and (2) the aggregate cost to the Company with respect to all individuals does not exceed (A) $25,000 during the first 45 calendar days after the date hereof or (B) $50,000 from the date hereof through the Effective Time; provided further that in no event shall any severance or change of control provision, payment or agreement be created or increased directly or directly in any respect;

(k) enter into any new, or amend any existing, severance, change of control or termination agreement with any director, officer, consultant, agent or employee;

(l) except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing of any benefits thereunder;

(m) change or remove the certified public accountants for the Company or change any of the accounting methods, policies, procedures, practices or principles used by the Company unless required by GAAP or the SEC;

(n) enter into, or become obligated under, or change, amend, terminate or otherwise modify any Material Contract), except, in the ordinary course of business consistent with past practices;

(o) modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

(p) pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

(q) fail to maintain in all material respects inventory levels appropriate for the businesses of the Company and each of its Subsidiaries;

(r) make or commit to make aggregate capital expenditures in excess of $100,000;

(s) settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

(t) grant any Lien on the capital stock of the Company or any of its Subsidiaries except for a Permitted Lien;

(u) enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding transactions with the Subsidiaries in the ordinary course of business and consistent with past practice), including, without limitation, any transaction, agreement, arrangement or understanding that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B;

(v) take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties in Section 2 to be untrue in any material respect or would reasonably be anticipated to cause any of the conditions to closing set forth in Section 5 not to be satisfied in any material respect; or

(w) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

4.2 No Solicitation of Transactions.

(a) The Company has ceased and terminated, and has directed each officer, director, employee, investment banker, attorney or other advisor or representative of the Company to cease and terminate, all activities, discussions, solicitations, communications or negotiations with any Third Party with respect to any Competing Transaction. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to (i) solicit, accept or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Newco or any Affiliates thereof (any such other Person, a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the

Company, whether pursuant to a merger, consolidation or other business combination or other transaction, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class or series of equity securities of the Company (any transaction or series of transactions with the foregoing effect, a “Competing Transaction”); (ii) participate or engage in any discussions or negotiations with any Third Party regarding any Competing Transaction, or furnish to any Third Party any information or data with respect to or access to the properties of the Company in connection with a Competing Transaction, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; (iii) withdraw, modify or amend in any way adverse to Parent or Newco its recommendation to the Company’s stockholders that they approve this Agreement and the Merger, except in strict compliance with this Section 4.2, or (iv) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction, or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing sentence or anything to the contrary in this Agreement, if the Company receives (in the absence of any violation of this Section 4.2) a bonafide, unsolicited written proposal or offer for a Competing Transaction prior to the receipt of the Company Shareholder Approval and that has not been withdrawn, which the Board of Directors, acting reasonably and in good faith (after consultation with the Company’s outside legal counsel and financial advisor), determines (1) by majority vote (excluding any members of the Board of Directors that are not independent of the Third Parties making such offer for a Competing Transaction) is superior to the terms of this Agreement taking into consideration all of the following: (x) the financial terms of the proposed Competing Transaction, (y) the proposed timing of the Competing Transaction and (z) the likelihood that such Competing Transaction will be consummated (a “Superior Competing Transaction”) and (2) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, then the Company may, prior to obtaining the Company Shareholder Approval, in response to such unsolicited proposal or offer and subject to compliance with this Section 4.2, furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement at least as restrictive as the Confidentiality Agreement (defined below). Nothing contained in this Agreement shall prevent the Board of Directors from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to the Company’s shareholders required by applicable Law, rule or regulation, or (iii) otherwise making such disclosure to the Company’s shareholders or otherwise that the Board of Directors (after consultation with its counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

(c) Subject to subparagraph (d) below, if the Board of Directors determines that it has received a proposal for a Superior Competing Transaction and reasonably determines in good faith (after consultation with the Company’s outside counsel and financial advisors) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided, that neither the Company nor any representative of the Company is and would not as a result be in breach of any of the provisions of this Section 4.2, the Company and the Board of Directors may, prior to obtaining the Company Shareholder Approval, (i) withdraw, modify or change the Board of Director’s approval or recommendation of this Agreement or the Merger, (ii) approve or recommend to the Company’s shareholders such Superior Competing Transaction, (iii) terminate this Agreement in accordance with Section 6.4(ii), and/or (iv) publicly announce the Board of Director’s intention to do any or all of the foregoing; provided, that in any such event the Company shall timely pay any amounts owing to Parent as a result thereof pursuant to Section 6.5.

(d) The Company shall not take any of the actions referred to in Section 4.2(b) and the Board of Directors shall not take any of the actions referred to in Section 4.2(c) unless (i) the Company Shareholder Approval has not yet been obtained and (ii) the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Competing Transaction. The parties hereto agree that, in the event any such written notice is delivered pursuant hereto, before the Company takes any action referred to in Section 4.2(c), Parent shall be provided with three business days from the date of delivery of such notice to agree to make adjustments to the terms and conditions of this Agreement, and the Company shall negotiate in good faith with respect thereto, to match or improve upon the economic or other terms of the purportedly Superior Competing Transaction. In addition, the Company shall notify Parent as promptly as reasonably practicable, and use its best efforts to provide such notice within one business day, following receipt by the Company (or any of its advisors) of any proposal for a Competing Transaction or any written request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, a proposal for a Competing Transaction (including the material terms and conditions of any such proposal, indication of interest or request relating to a Competing Transaction). The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or such committee) is reasonably expected to consider any Competing Transaction.

4.3 Reasonable Efforts to Complete Transactions.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate with the other and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including using its reasonable efforts to obtain the Company Shareholder Approval, all necessary or appropriate waivers, consents, and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, the filings referred to in Sections 2.4(a)(ii) and 3.3(b) and such filings, consents, approvals, orders registrations and declarations as may be required under applicable Laws, which shall be made as promptly as reasonably practicable after the date of this Agreement. However, notwithstanding anything to the contrary contained herein, neither Parent nor the Company shall be required to (i) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more businesses, product lines or assets or (ii) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging the Merger or the other transactions contemplated by this Agreement as violative of US antitrust laws or competition laws of any jurisdiction.

(b) Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to terminate registration of the Company’s Capital Stock under the Exchange Act as of the Effective Time.

(c) Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority and by giving prompt notice of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect in accordance with its terms, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification provided pursuant to clause (i) or

(ii) above shall affect the representations, warranties, covenants or agreements of the parties or the conditions to or obligations of the parties under this Agreement, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, (iv) any notice or other communication relating to an investigation or restraint from any governmental authority in connection with the Merger or the transactions contemplated by this Agreement, (v) any notice or communication from a Key Employee proposing to terminate, revoke or withdraw any commitment to remain employed by the Company or Parent and (vi) any Action commenced or, to the knowledge of the Company, on the one hand, or to the knowledge of Parent, on the other hand, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, on the one hand, and Parent or Newco, on the other hand, and which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2 or Section 3, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 4.3 if in the good faith opinion of the Board of Directors (after consultation with counsel) such actions would violate its fiduciary duties to the Company’s shareholders under applicable Law.

4.4 Shareholders Meeting; Proxy Statement.

(a) The Company, acting through the Board of Directors, shall:

(i) (A) use reasonable efforts to promptly prepare and, no later than seven (7) business days after the date of this Agreement, file with the SEC a proxy statement complying with applicable requirements of Law and all of the proxy rules of the SEC for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the Company Shareholder Approval, unless the Company has received and accepted an offer for a Superior Competing Transaction and has terminated this Agreement pursuant to Section 6.4(ii);

(ii) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger and use its reasonable efforts to solicit from the shareholders of the Company proxies in favor of adoption of this Agreement and approval of the Merger for the Shareholders Meeting; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if, permitted by and in accordance with Section 4.2;

(iii) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining Company Shareholder Approval (the “Shareholders Meeting”), to be held not more than twenty-two (22) business days following the filing of the definitive Proxy Statement with the SEC unless the Board of Directors has withdrawn its recommendation of the Merger and the transactions contemplated by this Agreement in accordance with Section 4.2; and

(iv) if at any time prior to the Shareholders Meeting any information relating to the Company, or any of its Affiliates, officers or directors, should be discovered which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

(b) Parent and Newco shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the Company preparing the Proxy Statement, and Parent shall be entitled to review and approve the statements made regarding such matters prior to filing with the SEC. If at any time prior to the Shareholders Meeting any information relating to Parent, or any of its Affiliates, officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate it to the shareholders of the Company.

4.5 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent (“Representatives”), in order to evaluate the transactions contemplated by this Agreement and from time to time evaluate the Company’s business and financial condition and prospects, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its properties, books, records, facilities, officers, directors and accountants and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not unreasonably interfere with the normal operations of the Company. Parent agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 4.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) No information received pursuant to an investigation made under this Section 4.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Newco in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Section 5.

4.6 Publicity. The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any agreement with any automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall in so far as is practicable consult in good faith with, the other parties before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 4.2.

4.7 Indemnification of Directors and Officers.

(a) Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company (the “Indemnified Parties”) in the Company Certificate of Incorporation and Company By-Laws, and of the Company’s Subsidiaries in their respective certificate of incorporation and by-laws, as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six (6) years after the Effective Time, and the Parent shall, through its 100% control of the Surviving Corporation, cause the Surviving Corporation to honor all such obligations to the Indemnified Parties; provided, however, that (i) all rights to indemnification in respect of any such claims (each, a “Claim”) asserted or made within such period shall continue until the disposition of such Claim, and (ii) Parent and Newco shall acquire “tail” directors’ and officers’ liability insurance and fiduciary insurance policies effective as of the Effective Time covering Claims with respect to matters occurring at or prior to the Effective Time, including the Merger, and with terms that are no less favorable to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance and fiduciary insurance policies in effect immediately prior to the Effective Time; provided, however, that Parent and Newco collectively shall be obligated to pay no more than $160,000 in the aggregate for such “tail” directors’ and officers’ liability insurance and fiduciary insurance policies and if such insurance with terms no less favorable to the Indemnified Parties than such existing directors’ and officers’ liability insurance and fiduciary insurance policies cannot be obtained for aggregate premiums of $100,000 or less, then Parent shall only be obligated to obtain such insurance coverage on such terms and for such duration as reasonably can be obtained for $160,000.

(b) This Section 4.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.7. The obligations under this Section 4.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the “tail” policy referred to in paragraph (a) above) and their respective heirs, successors and assignees without the prior written consent of such Indemnified Party (or other Person who is a beneficiary under such “tail” policy) and their respective heirs, successors and assignees. The rights of each Indemnified Party (and other Person who is a beneficiary under such “tail” policy) (and their respective heirs, successors and assignees) under this Section 4.7 shall be in addition to, and not in substitution for, any other rights that such Persons may have as of the date hereof under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any indemnification agreements to which such Indemnified Party or other Person is a party, or applicable Law (whether in a proceeding at Law or in equity).

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.7.

4.8 401(k) Plan. At Parent’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the NetManage 401(k) Retirement Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated and following such termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan. Subject to Parent’s reasonable review and comment, the Company shall be entitled to communicate, prior to the Effective Time, with the employees of the Company and other participants in the 401(k) Plan regarding the effect of such plan termination.

5.    CONDITIONS TO CONSUMMATION OF THE MERGER.

5.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or written waiver by the party protected by the condition to be satisfied or waived, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Certificate of Incorporation and Company By-Laws.

(b) Injunction. There shall not be in effect any Law enjoining or prohibiting the consummation of the transactions contemplated hereby; provided, however, that prior to any party invoking this condition, such party shall use its commercially reasonable efforts to have any such Law lifted, vacated, or rendered inapplicable to such transactions.

(c) HSR Act and Other Governmental Filings and Consents. Any waiting period applicable to the consummation of the Merger under the HSR Act and any other legal requirement (including without limitation any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any governmental authority legally required for the consummation of the Merger and the transactions contemplated hereby shall have expired, been terminated or been obtained and be in effect at the Effective Time, as the case may be.

5.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a) Each of the Identified Parent Representations (as defined below) shall be true and correct in all respects (including any Materiality Qualifiers) and each of the other representations and warranties of the Parent and Newco set forth in this Agreement shall be true and correct in all material respects, without regard to any Materiality Qualifiers, (i) as of the date of this Agreement and (ii) as of the Effective Time as though then made on and as of the Effective Time, except for those representations and warranties that address matters only as of a particular date (in which case, each such Identified Parent Representations shall be true and correct as of such date and each other such representation and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Parent Representation, the condition set forth in this Section 5.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or is reasonably expected to have, a Parent Material Adverse Effect, and the Company shall have received a certificate of a duly authorized officer of Parent to the foregoing effect. “Identified Parent Representations” means those representations and warranties set forth in Sections 3.1 (Corporate Organization and Qualification), 3.2 (Authority Relative to This Agreement), 3.4 (Proxy Statement), 3.6 (Brokers and Finders) and 3.7 (Adequate Funds).

(b) Parent and Newco shall have, in all material respects, performed and complied with its obligations, agreements and covenants under this Agreement, required to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to the foregoing effect.

5.3 Conditions to Parent’s and Newco’s Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Newco, in whole or in part, at any time prior to the Effective Time):

(a) Each of the Identified Company Representations (as defined below) shall be true and correct in all respects (including any Materiality Qualifiers) and each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, without regard to any Materiality Qualifiers, (i) as of the date of this Agreement and (ii) as of the Effective Time as though then made on and as of the Effective Time, except for those representations and warranties that address matters only as of a particular date (in which case, each such Identified Company Representations shall be true and correct as of such date and each other such representation and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 5.3(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or is reasonably expected to have, a Company Material Adverse Effect, and Parent shall have received a certificate of a duly authorized officer of the Company to the foregoing effect. “Identified Company Representations” means those representations and warranties set forth in Sections 2.1 (Corporate Organization and Qualification), 2.2(a) and 2.2(c) (Capitalization; Subsidiaries), 2.3 (Authority Relative to This Agreement), 2.4(b) (Company Shareholder Approval), 2.9 (Proxy Statement), 2.10(e)(i) (Taxes—Excess Parachute Payments), 2.15 (Takeover Statutes), 2.18 (Brokers, Finders and Others), 2.23 (Affiliate Transactions), 2.24 (Opinion of Financial Advisor) and 2.25 (Expenses).

(b) The Company shall have, in all material respects, performed and complied with its obligations, agreements and covenants under this Agreement, required to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of a duly authorized officer of the Company to the foregoing effect.

(c) All consents, approvals and authorizations necessary for the Company to consummate the Merger and the other transactions contemplated hereby shall have been obtained (including any consents needed from holders of Options).

(d) Less than ten percent (10%) of the outstanding shares of Capital Stock shall be Dissenting Shares.

(e) There shall not be pending any Action that has a reasonable likelihood of success challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of all or a material portion of the operations or assets of the Company or any of its Subsidiaries that would be effective after the Effective Time, or seeking the payment of any material amount of damages.

(f) There shall be no other Indebtedness of the Company in excess of $500,000 outstanding as of the Effective Time, other than accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

(g) Parent shall have received an opinion of the Company’s outside legal counsel in form and substance reasonably acceptable to Parent.

(h) Parent shall have received a certificate of a duly authorized officer of the Company certifying (i) as to the accuracy and completeness of Section 2.25 of the Company Disclosure Schedule and (ii) that Company Transaction Expenses do not exceed, in the aggregate, $900,000 (including the full amount of any reimbursable expenses). Parent shall have received an executed release in form and substance reasonably acceptable to Parent from each Person to whom any Company Transaction Expense is payable as set forth in Section 2.25 of the Company Disclosure Schedule, and pursuant to which the Company, the Surviving Corporation, Parent and Newco and any Affiliate of any of them, are fully released from any obligation or liability in respect of any amounts in excess of the respective amounts owed to such Person (whether for fees, reimbursable expenses or otherwise) as set forth in Section 2.25 of the Company Disclosure Schedule, provided, however, that such release shall not extend to any contingent obligations or liabilities which may arise following the closing of the transactions contemplated herein.

(i) The Company shall have provided reasonably satisfactory evidence to Parent that the Company and its Subsidiaries, have, as of immediately prior to the Effective Time, cash and cash equivalents in an aggregate amount of not less than $25,000,000.

(j) The Company shall have delivered to Parent the following documents: (i) a certified copy of the resolutions duly adopted by the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Merger, (ii) a certified copy of the resolutions duly adopted by the Company’s shareholders adopting this Agreement, (iii) a good standing certificate, or equivalent document, certified by the Secretary of State of the State of Delaware, and dated no more than two (2) business days prior to the Closing Date, (iv) a copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of no more than two (2) business days prior to the Closing Date, and (v) a certificate executed by a duly authorized officer of the Company to the effect that neither the Company nor any Subsidiary of the Company is a U.S. real property holding company in form and substance reasonably acceptable to Parent.

6.    TERMINATION; WAIVER.

6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (even after obtaining the Company Shareholder Approval), by the mutual written consent of Parent and the Company.

6.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if:

(i) there is in force a Law permanently restraining, enjoining or otherwise prohibiting the Merger and such Law shall have become final and non-appealable and not subject to challenge,

(ii) the Company Shareholder Approval shall not have been obtained by the earlier to occur of (i) the Shareholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken (it being understood that, subject to the terms and conditions of this Agreement, the Company shall be permitted to continue to adjourn or postpone any scheduled Shareholders Meeting to the extent that a quorum is not obtained with respect to such scheduled Shareholders Meeting) or (ii) the date that is five (5) days prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 6.2(ii) (A) shall not be available to the Company if the Company has breached the provisions of Section 4.2 or 4.4, and (B) shall not relieve the Company’s from its obligation to pay any amounts determined to be payable to Parent under Section 6.5 as and when due, or

(iii) the Effective Time shall not have occurred on or before September 8, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

6.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time (even after receipt of the Company Shareholder Approval), if:

(i) there shall have been a breach of representation, warranty, covenant or other agreement of the Company (other than Section 4.2) or any such representation or warranty, if it were to be made as of a date after the date of this Agreement, would be untrue as of such date or that gives rise to a failure of the conditions to Closing in Sections 5.3(a) or 5.3(b), which breach or failure is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice, provided, that at such time Parent shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 5.2(a) or 5.2(b) are not then capable of being satisfied other than as a result of the Company’s actions or omissions,

(ii) the Board of Directors withdraws or modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco, or

(iii) the Company shall have approved or recommended a Competing Transaction. or

(iv) the Company shall have materially breached or failed to comply with any of its obligations under Section 4.2.

6.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if:

(i) there shall have been a breach of representation, warranty, covenant or other agreement of Parent or Newco that gives rise to a failure of the conditions to Closing in Sections 5.2(a) or 5.2(b), which breach or failure is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Parent of written notice, provided, that at such time the Company shall not be in breach of its representations, warranties, or covenants such that the conditions in Sections 5.3(a) or 5.3(b) are not then capable of being satisfied, other than as a result of Parent’s actions or omissions,

(ii) at any time prior to the approval of this Agreement by the stockholders of the Company, the Board of Directors withdraws or modifies or changes its recommendation of this Agreement or the Merger and there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction and the Company concurrently enters into, a definitive agreement providing for the consummation of such Superior Competing Transaction; provided, that, in the case of any such termination by the Company, (A) prior to such termination, the Company shall have complied with its obligations under Section 4.2(d), (B) Parent has not made, within three (3) business days of receipt of the written notice to be delivered pursuant to Section 4.2(d), an irrevocable unconditional (other than customary conditions contained in the definitive agreement relating to such offer) offer that the Board of Directors reasonably and in good faith determines is at least as favorable to the stockholders of the Company as the proposal or offer for such Superior Competing Transaction, it being understood that the Company shall not enter into such binding agreement during such three (3) business day period, and (C) the Company shall have concurrently with such termination made all payments, including the Termination Fee or Expense Reimbursement, as applicable, to Parent required by Section 6.5(b), or

(iii) if (a) all of the conditions set forth in Section 5.1 and Section 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided that the Company is then able to satisfy such conditions) and (b) Parent and Newco fail to consummate the Merger in accordance with Section 1.4 (excluding any requirement that the conditions set forth in Section 5.2 be satisfied).

6.5 Effect of Termination.

(a) In the event of the termination or abandonment of this Agreement pursuant to Sections 6.1, 6.2, 6.3 or 6.4, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, or officers thereof other than pursuant to the provisions of this Section 6.5; provided, that, subject to Section 6.5(f), nothing else contained in this Section 6.5 shall relieve any party from liability for any fraud or the breach of any representation, warranty, covenant or other agreement contained in this Agreement occurring prior to termination.

(b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

(i) by the Company pursuant to Section 6.2(ii) or 6.2(iii), if within one (1) year of the date of such termination, the Company and/or its shareholders enters into a definitive agreement for or consummates a Competing Transaction (for purposes of which the definition of “Competing Transaction” shall be as defined in Section 4.2 except that all references to “15%” shall instead be deemed to refer to “50%”);

(ii) by Parent pursuant to Sections 6.3(ii), 6.3(iii) or 6.3(iv); or

(iii) by the Company pursuant to Section 6.4(ii),

then the Company shall pay (concurrently with, and as a condition to, such termination in the case of Sections 6.5(b)(ii) or 6.5(b)(iii)) Parent by wire transfer of immediately available funds a nonrefundable fee in the amount of Two Million Dollars ($2,000,000) (the “Termination Fee”).

(c) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by the Company pursuant to Section 6.4(i) or Section 6.4(iii), then Parent shall pay (concurrently with such termination) the Company by wire transfer of immediately available funds a nonrefundable fee in the amount of the Termination Fee.

(d) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by (i) either Parent or the Company pursuant to Section 6.2(ii) (except in the in the case where such termination is due to the failure to hold the Shareholders Meeting by the date that is five (5) days prior to the Termination Date and the cause of such failure is either that the Proxy Statement has been unable to be timely mailed due to (1) SEC comments on such Proxy Statement or any other documents filed with the SEC by the Company or (2) the fact that there shall be in effect any Law (or action by a governmental authority) enjoining or prohibiting holding the Shareholders Meeting) or (ii) Parent pursuant to Section 6.3(i), then (concurrently with, and as a condition to, such termination) the Company shall reimburse Parent by wire transfer of immediately available funds for the amount of expenses (including any financing commitment fees) actually incurred by Parent or Newco in connection with this Agreement or the transactions contemplated hereby, up to a maximum of Two Million Dollars ($2,000,000) (the “Expense Reimbursement”), provided that if the Company is obligated to pay a Termination Fee in compliance with Section 6.5(b) thereafter, then the Termination Fee so payable shall be reduced by the amount payable or previously paid by the Company for the Expense Reimbursement. For the avoidance of doubt, the parties hereby agree that (1) in no event shall the Company be obligated to pay Parent more than Two Million Dollars ($2,000,000) in the aggregate for Expense Reimbursement and Termination Fee, (2) the Company not be obligated to pay any Expense Reimbursement or Termination Fee if the Parent is obligated to pay the termination fee set forth in Section 6.5(c) and (3) the Parent not be obligated to pay any termination fee set forth in Section 6.5(c) if the Company is obligated to pay any Expense Reimbursement or Termination Fee.

(e) Each of the parties hereto acknowledge that the agreements contained in this Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other party would not enter into this Agreement, and that any amounts payable pursuant to this Section 6.5 do not constitute a penalty but rather are liquidated damages in a reasonable amount to compensate the receiving party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 6.5, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 6.5, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at rate of 10% per annum through the date such payment was actually received.

(f) Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 8.11, a party’s right to receive the applicable payment(s), if any, set forth in this Section 6.5 shall be the sole and exclusive remedy of such party for any breach of this Agreement or any loss suffered as a result of the failure of the Merger to be consummated or any claim relating thereto whether arising in contract, tort or otherwise, and upon payment of such amount no party or any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

6.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

7.    ADDITIONAL DEFINITIONS. As used herein the following terms have the following respective meanings:

“2006 10-K” means the Form 10-K of the Company filed with the SEC on April 30, 2007 with respect to the year ended December 31, 2006.

“Action” means actions, suits, proceedings, governmental investigations, or subpoenas.

“Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Board of Directors” shall mean the Board of Directors of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated as of the date of this Agreement, delivered to Parent prior to the execution of this Agreement by the Company.

“Company Material Adverse Effect” shall mean any fact, development, circumstance, change or effect that, individually or in the aggregate with all other facts, developments, circumstances, changes or effects: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) is reasonably likely to materially adversely effect the ability of the Surviving Corporation to operate or conduct its business in the manner in which the Company currently conducts its business; but excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, in each case which do not affect disproportionately the Company and its Subsidiaries, taken as a whole, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, in each case which do not affect the Company and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP occurring after the date of this Agreement or (v) the loss of employees, customers or suppliers due to the fact that Parent is to acquire the Company as a result of the consummation of the transactions contemplated hereby.

“Company Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, medical welfare benefit, deferred compensation, profit sharing, retirement, retiree medical or life insurance, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance or other contracts or agreements (“Employment Agreements”), in each case to which the Company or any ERISA Affiliate (as defined below) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former employees of the Company.

“Company Transaction Expenses” means the any and all (i) fees and expenses, whether previously paid, accrued or payable in the future, of financial advisors, proxy solicitors, legal counsel, accountants, and all other third parties providing services or advice to the Company in connection with the transactions contemplated hereby or (ii) all other fees and expenses incurred by the Company or any of its Subsidiaries or payable by the Company or any of its Subsidiaries on behalf of other Persons, all in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

“Employee/Contractor NDA” means an agreement with an employee of or contractor to the Company providing for confidentiality and assignment of inventions.

“governmental authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic or supranational and whether national, federal, tribal, provincial, state, regional, local or municipal.

“Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic waste” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (whether or not drawn), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Key Employee” means any officer of the Company or any of its Subsidiaries.

“Law” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, writs, orders, judgments, injunctions, decrees, licenses, agreements, settlements, governmental guidelines or interpretations, permits, rules and bylaws of a governmental authority.

“Lien” means any charge, encumbrance, lien, pledge, security interest or adverse claim.

“Parent Material Adverse Effect” shall mean a material adverse change in the financial condition, business, assets, liabilities, properties or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, in each case which do not affect Parent and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP, or (v) the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, and that in each case would prevent Parent from performing its obligations to pay the Parent Total Merger Consideration payable hereunder.

“Per Share Merger Consideration” means $7.20 per Share of outstanding Common Stock.

“Permitted Lien” means (i) Liens for utilities and current taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not yet due and payable, (iii) Liens for taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv) easements, restrictive covenants and similar encumbrances or impediments against any of the Company’s assets or properties which do not materially interfere with the business of the Company and its Subsidiaries, and (v) minor irregularities and defects of title which do not materially interfere with the business of the Company and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

“tax” and “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“tax returns” means all returns, declarations, reports, estimates, information returns and statement required to be filed in respect of any taxes.

8.    MISCELLANEOUS.

8.1 Payment of Expenses. Except as provided in Section 6.5, if the Merger is not consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

8.2 Survival of Confidentiality. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except for (A) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (B) the provisions of this Section 8. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in a certificate delivered at the Closing, none of the Company, Parent or Newco makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to any other party or other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Confidentiality Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

8.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this

Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders hereunder, or which by Law requires further approval by the Company’s shareholders, without the approval of such shareholders; provided, further that if the amendment adversely affects the rights of only a particular shareholder (or holders of a separate class or series of securities), then this Agreement may be amended with the approval of only that shareholder or those affected holders.

8.4 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

8.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or pdf signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

8.7 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) five (5) business days after being sent by registered or certified mail, postage prepaid, as follows:

If to the Company:	NetManage, Inc. 20883 Stevens Creek Blvd. Cupertino, CA 95014 Attn: Zvi Alon, President, CEO & Chairman Facsimile No.: (408) 257-1101

With a copy (which shall not constitute effective notice) to:
Perkins Coie LLP 101 Jefferson Drive Menlo Park, CA 94025 Attn: Michael R. Glaser, Esq. Facsimile No.: (650) 838-4350

If to Parent or Newco:
Micro Focus (US), Inc. c/o Micro Focus International plc The Lawn, 22-30 Old Bath Road Newbury Berkshire RG14 1QN, UK Attn: General Counsel Facsimile No.: 44-1635-565451

With a copy (which shall not constitute effective notice) to:
Kirkland & Ellis LLP 555 California Street, 27th Floor San Francisco, CA 94104 Attn: Stephen D. Oetgen Jeffrey B. Golden Facsimile No.: (415) 439-1500

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

8.8 Entire Agreement; Assignment. This Agreement (including the exhibits, schedules, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior or contemporaneous agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the collective subject matter hereof. All exhibits and schedules (including the Company Disclosure Schedule) attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. This Agreement may not be assigned by any of the parties hereto by operation of Law or otherwise without the written consent of the other parties except that (a) Parent may assign any or all of its rights hereunder to any Affiliate of Parent and Newco may assign any or all of its rights hereunder to any other newly organized corporation under the Laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by Parent; provided, that Parent shall remain liable on a direct and primary basis for the performance of any such Affiliate or direct or indirect Subsidiary, and (b) Parent or Newco may assign its rights hereunder to any lender financing any portion of the Parent Total Merger Consideration.

8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Section 1, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 4.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur to Parent and Newco in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent and Newco shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to seek to enforce specifically the terms and provisions of this Agreement against the Company without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything herein to the contrary, the parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Newco, to enforce specifically the terms and provisions of this Agreement against Parent or Newco or otherwise to obtain any equitable relief or remedy against Parent or Newco and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 6.5 hereof.

8.12 Headings. The headings, subheadings, and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement. Sections without decimals (such as “Section 2”) shall include all sections numbered with decimals in such Section (i.e. Section 2.1, 2.2, etc.).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first above written.

NETMANAGE, INC.

By:	/S/ ZVI ALON
Name:	Zvi Alon
Title:	Chief Executive Officer

MICRO FOCUS (US), INC.

By:	/S/ NICK BRAY
Name:	Nick Bray
Title:	Director

MF MERGER SUB, INC.

By:	/S/ NICK BRAY
Name:	Nick Bray
Title:	Director